                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       FNB FINANCIAL SERVICES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [LOGO TO BE ADDED]
                       FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 14, 1998

To Our Shareholders:

         NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors, the 1998 Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Company") will be held at the Bryan Enrichment Center, 6275 Bryan Park Road, Brown Summit, North Carolina on Tuesday, April 14, 1998, at 1:00 p.m., for the following purposes:

         1. To elect three nominees to serve as Class II Directors, each to serve a three-year term until the Annual Meeting of Shareholders in 2001;

         2. To approve an amendment to the Company's Articles of Incorporation which would (i) increase the amount of authorized shares of Common Stock from 3,000,000 to 40,000,000 and (ii) authorize the issuance of up to 10,000,000 shares of Preferred Stock which may be issued by the Company from time to time in one or more classes or series; and

         3. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

         All shareholders are invited to attend the Annual Meeting. Only those shareholders of record as of the close of business on March 4, 1998, are entitled to notice of, and to vote at, the Annual Meeting and all adjournments and postponements of the meeting. If the Annual Meeting is adjourned or postponed, the new date, time and place will be announced at the Annual Meeting prior to adjournment or postponement. It is important that your stock be represented at this meeting so that the presence of a quorum may be assured.

         Information about the activities and operation of the Company during the fiscal year ended December 31, 1997 is contained in the Company's 1997 Annual Report to Shareholders, a copy of which is enclosed.

         IT IS IMPORTANT THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED SO THAT IT WILL BE RECEIVED NO LATER THAN FRIDAY, APRIL 10, 1998. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                     By Order of the Board of Directors.

                                                      Robert F. Albright
March 17, 1998                                     Senior Vice President

                       FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         The accompanying proxy is solicited by and on behalf of the Board of Directors of FNB Financial Services Corporation, a North Carolina corporation (the "Company"), for use at the 1998 Annual Meeting of Shareholders to be held on April 14, 1998, at 1:00 p.m. at the Bryan Enrichment Center, 6275 Bryan Park Road, Brown Summit, North Carolina (the "Annual Meeting"), and at any adjournment or postponement thereof. The Company's wholly-owned subsidiary is First National Bank Southeast, formerly known as First National Bank of Reidsville (the "Bank"). The purposes of the Annual Meeting are:

         1. To elect three nominees to serve as Class II Directors, each to serve a three-year term until the Annual Meeting of Shareholders in 2001;

         2. To approve an amendment to the Company's Articles of Incorporation which would (i) increase the amount of authorized shares of Common Stock from 3,000,000 to 40,000,000 and (ii) authorize the issuance of up to 10,000,000 shares of Preferred Stock which may be issued from time to time by the Company in one or more classes or series; and

         3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting or any adjournment or postponement thereof. Nonetheless, the proxyholders named on the enclosed proxy card may vote in accordance with the instructions of the Board of Directors or in the absence thereof, in accordance with their discretion, on any matter properly presented for action of which the Board of Directors is not now aware. The shares represented by all properly executed proxies received by the Company in time to be taken to the Annual Meeting will be voted; and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specifications. IF A SPECIFICATION IS NOT MADE, THE PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE AND IN THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS.

         This Proxy Statement is first being mailed to shareholders of record as of March 4, 1998 on or about March 17, 1998.

         By signing the proxy, a shareholder will be authorizing the proxyholder to vote in his discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. The Company has no current plans to adjourn the meeting, but would attempt to do so if the Board of Directors believes adjournment would promote shareholder interests.

         Proxies may be revoked at any time before they are exercised by (i) filing a written notice of revocation with the Secretary of the Company, (ii) filing a duly executed proxy bearing a later date or (iii) personally appearing at the Annual Meeting and electing to vote in person.

         The cost of the solicitation of proxies will be borne by the Company. Solicitation of proxies will be made by mail except that, if necessary, proxies may be solicited personally or by telephone by directors, officers and employees of the Company or the Bank, none of whom will receive special compensation for their efforts. Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons, and upon request, the Company will reimburse such persons for the reasonable out-of-pocket expenses thereby incurred.


                          VOTING SECURITIES OUTSTANDING


         Only shareholders of record as of the close of business on March 4, 1998, will be entitled to notice of, and to vote at, the Annual Meeting. On such date, the Company had 2,498,782 shares of Common Stock, par value $1.00 per share, issued and outstanding, each of which is entitled to one vote on each matter calling for a vote of the shareholders. There are no other voting securities.


         Each shareholder entitled to vote has the right to vote, in person or by proxy, the number of shares standing of record in his name for as many persons as there are directors to be elected.

         The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting will constitute a quorum. Since many of the shareholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented.

         As of March 4, 1998, there were no individuals or entities known to the Company who beneficially owned more than five percent of the Company's outstanding Common Stock.


                        PROPOSAL 1: ELECTION OF DIRECTORS

         It is intended that the persons named in the accompanying form of proxy will vote FOR the three nominees listed under the caption "Class II" below for directors, unless the authority to so vote is withheld. All three of the nominees are presently members of the Board of Directors of the Company and of the Board of Directors of the Bank.

         The Board of Directors of the Company is divided into three classes:
Class I, Class II and Class III. If elected, the nominees will be designated Class II, and will serve until the Annual Meeting of Shareholders in 2001. The directors designated as Class III have been previously elected to serve until the 1999 Annual Meeting of Shareholders, and the directors designated as Class I have been previously elected to serve until the 2000 Annual Meeting of Shareholders.

         The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

               Class I                           Class II (Nominees)                          Class III
               -------                           -------------------                          ---------
         (Term Expiring 2000)                   (Term Expiring 1998)                    (Term Expiring 1999)

         Ernest J. Sewell                        Willard B. Apple, Jr.                  Joseph H. Kinnarney

         Charles A. Britt                        O. Eddie Green                         Elton H. Trent, Jr.

         Barry Z. Dodson                         Clifton G. Payne                       Kenan C. Wright

         The total number of directors comprising the Company's Board of Directors has been fixed at eleven. The Board currently has a vacancy of two directors resulting from the prior retirement of two directors. The remaining directors are permitted under the Company's Bylaws to fill the vacancies at any time and to assign any director appointed to fill a vacancy to any class, as long as the number of directors in each class are as close in number as possible. Although the Company currently has no plans to fill any of the existing vacancies on its Board of Directors, it may do so at any time with the consent of a majority of the directors then in office. The term of office of any such director appointed to fill the vacancy expires with the class in which such director has been appointed.

         The Board of Directors has no reason to believe that the persons named as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxyholders named in the accompanying proxy card to vote for the election of such other person or persons as the proxyholders determine in their discretion. In no circumstance will the proxy be voted for more than three nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

         In tallying shareholder votes, abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting. Under the North Carolina Business Corporation Act, to be elected as a director, a nominee need only receive a plurality of the votes cast, provided a quorum of shareholders is present. Accordingly, abstentions and broker non-votes will not be counted against such nominees.

         A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

         The following table sets forth certain information concerning each person nominated for election as a director, and each person whose term of office as a director will continue after the Annual Meeting.


                                                                                            Common Stock
                                                                                         Beneficially Owned
                                                                                         as of March 4, 1998
                                                                                         -------------------
                  Name; Age; Year First Elected Director;                                Shares       Percent
             Principal Occupation (Current and Last Five Years)                        Owned (1)(2)  of Class (1)
-------------------------------------------------------------------------------------------------------------------
Ernest J. Sewell; age 57; 1995; President and Chief Executive Officer of the              41,789        1.7%
Company and of the Bank since January 1995; Senior Vice President, Branch
Banking and Trust Company, Winston-Salem N.C., 1984 to 1995

Charles A. Britt; age 48; 1985; Owner, Carolina Apothecary, Inc., Reidsville,             16,850         *
N.C.

Barry Z. Dodson; age 49; 1997; self-employed Certified Public Accountant                   6,578         *

Willard B. Apple, Jr.; age 67; 1969; Chairman of the Company and of the Bank,             29,313        1.2%
Retired

O. Eddie Green; age 63; 1970;  Division  Manager, Chandler Concrete Co., Inc.             31,209        1.2%
since 1991;  prior  thereto, President, G.B. Green & Son, Inc. (providers of ready-mixed concrete), Reidsville, N.C.

Clifton G. Payne; age 66; 1976; Retired Physician                                         61,328        2.5%

Joseph H. Kinnarney; age 44; 1988; President, Reidsville Veterinary Hospital,             16,978         *
Inc., Reidsville, N.C.

Elton H. Trent,  Jr.; age 65; 1969; Vice Chairman of the Board of the Company and         50,056        2.0%
the Bank, Retired

Kenan C. Wright; age 45; 1990; President, The Wright Co. of N.C. Inc.,                     9,700         *
Eden, N.C.

Directors and executive officers as a group, including those listed above (16            335,638       13.4%
persons)(2)

-------------------------------
*        Less than one percent.

(1) Based upon 2,498,782 shares of Common Stock outstanding on March 4, 1998. The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days of March 4, 1998. Beneficial ownership may be disclaimed as to certain of the securities. In addition, the shares set forth above have been adjusted to reflect (i) a four-for-three stock split effected as a 33% stock dividend on April 30, 1997 and (ii) a four-for-three stock split effected as a 33% stock dividend on September 12, 1997 (the "1997 Stock Splits"). Unless otherwise noted, the address of each director named in the table above is c/o FNB Financial Services Corporation, 202 South Main Street, Reidsville, North Carolina 27320.

 (2)     Each director who is not an officer of the Company (other than Willard
         B. Apple, Jr. and Barry Z. Dodson) has the right to acquire 5,726 shares of Common Stock under presently exercisable stock options. Mr. Apple has the right to acquire 20,290 shares. Mr. Dodson has the right to acquire 1,111 shares. All directors and executive officers as a group have the right to acquire 140,224 shares of Common Stock under stock options exercisable currently or within 60 days of March 4, 1998. These shares are shown as beneficially owned.

                    ATTENDANCE AT BOARD MEETINGS; COMMITTEES

         During fiscal 1997, there were 12 regular meetings and no special meetings of the Board of Directors of the Company. Each of the incumbent directors attended 75% or more of the meetings held by the Company's Board of Directors. The Company has an Audit Committee and a Compensation Committee, but does not have a standing Nominating Committee. The members of the Audit Committee, which reviews the reports and oversees the actions of the internal audit department, are Messrs. Green, Britt, Dodson and Wright. The Audit Committee met four times during 1997. The Compensation Committee, which met three times during 1997, is comprised of Messrs. Britt, Kinnarney, Trent, Jr. and Wright. The function of the Compensation Committee is to review and recommend executive salary and benefit programs. The Board of Directors of the Company performs the functions that would be performed by a nominating committee. Presently, the Board of Directors does not have a policy or procedure restricting or limiting shareholder recommendations for nominees to the Board.

         During fiscal 1997, there were 12 regular meetings and no special meetings of the Board of Directors of the Bank. Each of the incumbent directors attended 75% or more of the aggregate of the total number of Bank Board meetings and the total number of meetings held by all committees of the Bank's Board of Directors on which he served.

         The Board of Directors of the Bank also has an Audit Committee, a Compensation Committee and a Trust Committee, but does not have a standing Nominating Committee.

         The Trust Committee of the Bank's Board of Directors met once during the 1997 fiscal year. This Committee reviews the Trust Department's reports and recommendations and is responsible for suitable audits of that department. Committee members are Messrs. Kinnarney, Green, Payne and Dodson.


                              DIRECTOR COMPENSATION

         In 1997, directors were paid $300 for each meeting attended of the Board of Directors of the Bank, except for the Chairman of the Board, who received $350 per meeting. Additionally, each director who is not an employee of the Bank received an annual retainer of $4,000 during 1997. Directors are also paid $150 for each committee meeting of the Board of Directors of the Bank attended, excluding those directors who are employees. Payment is not made for meetings of the Bank's Board of Directors or Committees where a director has failed to attend. The directors are also eligible for awards under the Company's Stock Compensation Plan and under the Company's Omnibus Equity Compensation Plan (the "Omnibus Plan"). During 1997, each director who was not an employee of the Bank received non-qualified stock options in December 1997 to purchase 1,000 shares of the Company's Common Stock, at an exercise price of $25.25 per share, under the Omnibus Plan. Such options vest in consecutive annual increments of 25% of the shares subject to the option, with the first 25% vesting one year after the date of grant. Additionally, Barry Z. Dodson received non-qualified stock options in March 1997 to purchase 2,500 shares at an exercise price of $23.00 (4,444 shares at $12.9375 per share, as adjusted for the 1997 Stock Splits), concurrent with his election to the

Board of Directors, also under the Omnibus Plan. The directors do not receive any additional compensation for attending meetings of the Board of Directors of the Company.

         All of the Company's directors and certain senior management employees are eligible to participate in the Company's Deferred Compensation Plan, which is intended to provide additional financial incentives and retirement security for the Company's directors and executive officers, and to allow for deferral of up to 100% of director's fees and a portion of eligible employees' compensation. Eligible employees may elect to defer up to 25% of their base salary and up to 100% of any bonuses. Under the Plan, deferred compensation is invested in a Guaranteed Interest Account (the return on which is tied to the rates on U.S. Treasury Notes).

                             EXECUTIVE COMPENSATION

         The following table sets forth for 1995, 1996 and 1997 the cash and other compensation paid to, received or deferred by the Company's chief executive officer ("CEO") in fiscal year 1997. No other executive officer earned compensation in excess of $100,000 in salary and bonus during the 1997 fiscal year.


                           SUMMARY COMPENSATION TABLE

                                                       Annual Compensation            Long Term Compensation
                                               ------------------------------------   -----------------------
                                                                                             Awards
                                                                                      -----------------------
                                                                                                   Securities
                                    Year                                              Restricted   Underlying
                                    Ended                              Other Annual     Stock        Options/      All Other
Name and Principal Position         12/31       Salary       Bonus     Compensation     Award(s)       SARs       Compensation
------------------------------      -----      -------     ---------   -------------  -----------  -----------    ------------
Ernest J. Sewell, President and      1997      $176,666    $48,000(1)       (2)            -0-        20,000      $  9,539(4)
Chief Executive Officer              1996       125,000     43,750(1)       (2)            -0-        44,443         9,539(4)(5)
                                     1995       102,476     40,080(1)       (2)       $16,500(3)      18,888         9,539(4)

-----------------------

(1) Represents compensation earned by Mr. Sewell under the Company's Annual Incentive Plan.
(2) Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for Mr. Sewell.
(3) Represents 1,000 fully-vested shares of the Company's Common Stock awarded and issued pursuant to a Restricted-Stock Bonus Award Agreement and the Company's Stock Compensation Plan. Under the Agreement, Mr. Sewell is entitled to receive the dividends on all 1,000 shares.
(4) Represents benefits to Mr. Sewell under the Company's split-dollar insurance plan.
(5) Excludes the gain received by Mr. Sewell on the sale of his personal residence to the Company for $342,000, the value of such residence as determined by three independent appraisals performed just prior to such sale.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning options to purchase Common Stock granted to Mr. Sewell during the year ended December 31, 1997.


                                           Individual Grants
----------------------------------------------------------------------------------------------------
                        Number of
                        Securities       % of Total Options      Exercise or
                        Underlying           Granted to             Base
                         Options             Employees in         Price (Per
     Name                Granted            Fiscal Year             Share)          Expiration Date
     ----               ----------       ------------------      -----------       -----------------
Ernest J. Sewell         20,000                 24%                 $25.25         December 10, 2007


       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                                  OPTION VALUES

         The following table sets forth certain information concerning options to purchase Common Stock held by Mr. Sewell during the year ended December 31, 1997, the aggregate value of gains on the date of exercise, and the value of unexercised options as of December 31, 1997.



                                                          Number of Securities            Value of Unexercised
                        Shares Acquired       Value      Underlying Unexercised           In-the-Money Options
        Name               on Exercise       Realized     Options at FY-End(#)               at FY-End ($)(1)
        ----            ----------------     --------    -------------------------        ---------------------
                                                                Exercisable/                 Exercisable/
                                                               Unexercisable                 Unexercisable
                                                         -------------------------        ---------------------
Ernest J. Sewell              -0-              -0-               18,665/64,666               $279,701/$636,765
----------------------

(1) The value of the options is based upon the difference between the exercise price and the closing price per share of the Company's Common Stock on the Nasdaq National Market System on December 31, 1997 of $25.50.


                      EMPLOYMENT CONTRACTS AND TERMINATION,
                  SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

         In May, 1995, Ernest J. Sewell, President and Chief Executive Officer of the Company and the Bank, entered into an Employment Agreement with the Company and the Bank, jointly. The Agreement has a rolling three-year term, meaning that it is automatically renewed each month for a three-year period, unless either party terminates the Agreement in accordance with its terms. The Agreement provides for an initial annual base salary of $110,000 (increased to $225,000 as of January 1, 1998), plus a number of benefits, including participation in various compensation plans offered to the Company's employees and senior management. These plans include the Company's Long Term Incentive Plan and its Annual Management Incentive Plans, and a Benefit Equivalency (supplemental executive retirement) Plan. Mr. Sewell is also a participant in the Company's Deferred Compensation Plan. Under the Employment Agreement, if there is a change in control of the Company, Mr. Sewell may, under certain circumstances, terminate his employment with the Company, and thereafter continue to receive his base salary for a period of two years and eleven months, in addition to any other benefits.

         The Board of Directors has adopted a Long Term Incentive Plan to encourage eligible senior management employees to make long term decisions that increase the Company's shareholder value, and enhance the Company's ability to retain such employees. Under the Plan, certain senior management employees who have significant policy-making roles, or the ability to affect policy, are awarded incentive compensation if the Company reaches specified threshold, target and maximum performance goals over a specified period, based on: (i) the increase, if any, in the price per share of the Company's Common Stock; (ii) the increase, if any, in the annual earnings per share of the Company; and (iii) the growth in the Company's average earning assets. In the event of a change in control of the Company, benefits under the Long Term Incentive Plan may vest early. Assuming a five percent increase in his average base salary in 1999, under the Long Term Incentive Plan, Mr. Sewell will be entitled to receive a payout in the following amount as of December 31, 1999: (i) $52,375, if the Company meets the threshold performance goals; (ii) $261,875, if the Company meets the target performance goals; or (iii) $392,813, if the Company meets the maximum performance goals. There are seven senior officers of the Company (including Mr. Sewell) who are participants in the Long Term Incentive Plan. The aggregate potential payouts to such participants as of December 31, 1999 would be: (i) $140,440, if the Company meets the threshold performance goals; (ii) $702,200, if the Company meets the target performance goals; or (iii) $1,053,300, if the Company meets the maximum performance goals.

         In addition to the Long Term Incentive Plan, the Board of Directors has adopted an Annual Management Incentive Plan, pursuant to which certain of the Company's officers and management employees, are awarded incentive compensation, based in part on the Company's achievement of specified goals, such as a minimum net income, over a specified period, generally one calendar year, and the officer's achievement of certain goals relating to the functions of the particular officer. If the Company does not meet the specified goals, discretionary awards may be made to certain officers and management employees if they meet planned individual goals during the specified period, as recommended by the Chief Executive Officer of the Company.

         Certain highly compensated employees of the Company, including Mr. Sewell, are eligible for the Company's Benefit Equivalency Plan, which is a supplemental executive retirement plan, intended to "make whole" those employees whose compensation under the Company's Employees' Pension Plan is limited by applicable governmental restrictions due to their compensation level. The Plan includes certain early retirement benefits.

         The Board of Directors has previously adopted a Stock Compensation Plan in addition to the Omnibus Plan. The purpose of these Plans is to allow certain officers, employees and directors of the Company and its subsidiaries to have an opportunity to acquire or increase their ownership interest in the Company, as an additional incentive to attract and retain employees and directors, and to encourage them to promote the Company's business. The stock options awarded under these Plans to the Company's officers and directors grant such persons the right to acquire up to a specified number of the Company's shares at certain times in the future at a fixed price, and thereby reward the recipients for their contribution to increases in the price of the Company's shares. In the event of a change in control of the Company, benefits under these Plans may vest early.

         The Board of Directors has adopted two severance policies for the senior officers of the Company and the Bank. Under the first severance policy, any officer (other than an officer covered by a currently effective severance agreement) who has been employed for five years or more, and who has attained the office of Senior Vice President or above (a "Senior Officer"), is entitled to receive salary continuation payments if his employment by the Company or the Bank is terminated "without cause." Any officer covered by the policy would also be entitled to payments in the event of a "change in control" of the Company or Bank if the officer is not offered a position with the Company, the Bank, or the successor of either, at the officer's current salary, that does not require the officer to maintain an office more than 25 miles from his or her office before the change in control. These payments would be made in the same installments and amounts as the officer's salary immediately prior to the time of termination and would continue for a period of time dependent on the officer's length of employment. Any officer employed for less than ten years would receive payments for one year, any officer employed for more than ten years but less than 15 years would receive payments for 18 months, and any officer employed for more than 15 years would receive payments for two years.

         The second severance policy was adopted by the Board of Directors at its February 1997 meeting, and covers senior officers who have been employed by the Bank for less than five years and are recommended by the President and the Board of Directors. Senior officers subject to this second policy receive payments only if they are terminated as a result of a "change in control." Any officer employed for less than three years would receive payments for six months, and any officer employed for more than three years but less than five years would receive payments for nine months.

         Under either severance policy, payments to any officer would immediately cease if the officer became an officer, director, employee, consultant, or more than one percent owner of any bank or savings and loan institution within 50 miles of the Company's home office and in connection with such position is responsible for soliciting or servicing depositors, borrowers or other customers. No amounts have ever been paid under either severance policy.

                              CERTAIN TRANSACTIONS

         Certain of the directors and executive officers of the Company are customers of and borrowers from the Bank in the ordinary course of business. From January 1, 1997 to December 31, 1997, loans outstanding to directors and executive officers of the Company, and their associates as a group, amounted to a maximum of approximately $3,314,342, or 15.2 % of the equity capital of the Bank. The peak indebtedness occurred in September 1997. Total individual and corporate obligations, direct and indirect, for any one director did not exceed 10% of the equity capital of the Bank at any time during the 1997 fiscal year. All outstanding loans and commitments included in such transactions are made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectability, or contain other unfavorable features.

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the year ended December 31, 1997, its executive officers and directors complied with all applicable Section 16(a) filing requirements.


         PROPOSAL 2:       AMENDMENT TO THE COMPANY'S ARTICLES OF
                           INCORPORATION

SUMMARY


         On February 12, 1998 the Company's Board of Directors approved, and recommended to the shareholders for their approval, an amendment to the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"). As described more fully below, the purposes of the proposed amendment are (1) to increase the amount of authorized shares of Common Stock of the Company and (2) to authorize shares of Preferred Stock of the Company (the "Preferred Stock"). The text of the proposed amendment is attached to this Proxy Statement as Appendix I and is incorporated herein by reference, and the description set forth herein is qualified in its entirety by reference to the text of proposed amendment. Approval of this proposal requires the affirmative vote of a majority of the Company's shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting. Shares voted for the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker nonvotes will not change the number of votes cast for or against the proposal, but will be treated as shares present or represented at the meeting.

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK


         The proposed amendment to the Articles of Incorporation would increase the total number of shares of Common Stock which the Company is authorized to issue from 3,000,000 to 40,000,000 shares. One purpose of the proposed amendment is to provide a sufficient number of shares to be issued by the Company in a proposed public offering of shares of Common Stock pursuant to a Registration Statement on Form S-2 filed with the SEC on March 3, 1998, the completion of which is subject to market conditions and other considerations. The amendment to the Articles of Incorporation is required to be approved prior to the completion of the offering since the amendment will allow the Company to have sufficient shares authorized to consummate the offering. If consummated, the Company expects to receive gross cash proceeds of approximately $15 million in the offering, without deducting for underwriting commissions and offering expenses. The Company currently expects to use the proceeds of the offering, assuming it is consummated, to support internal growth, to finance de novo branch expansion, to finance possible future acquisitions and for other general corporate purposes, including upgrading internal policies, systems and equipment.


         In addition, the increase in the number of authorized shares of Common Stock has been recommended by the Board of Directors to ensure that an adequate supply of authorized, but unissued shares of Common Stock is available for general corporate purposes. In addition to the proposed offering, shares of Common Stock could be used for issuance under stock-based compensation and benefit plans, issuance as part or all of the consideration paid by the Company for acquisitions of other businesses or properties, stock dividends, stock splits or other general corporate needs. The proposed amendment would avoid in each particular case an individual amendment to the Articles of Incorporation and the delay and expense involved in obtaining shareholder approval for such an amendment (except where approval is required by law), unless sufficient shares of authorized but unissued Common Stock are otherwise available.

         Other than with respect to the Company's stock option plans and pursuant to the proposed offering described above, there currently are no plans, agreements, undertakings or arrangements for the issuance of any additional shares of Common Stock. The rights and terms of the Common Stock will not be changed in any way by the proposed amendment, and the additional shares of Common Stock will be identical to the presently authorized shares of Common Stock.


         If the proposed amendment is approved by the shareholders, all additional shares authorized by the amendment would be available for issuance without further action by the shareholders, unless otherwise required by applicable law. On March 4, 1998, there were 2,498,782 shares of Common Stock issued and outstanding. The adoption of the proposed amendment will make available for issuance approximately 36,972,517 shares of Common Stock in excess of the issued and outstanding shares and shares reserved for issuance as of such date. Holders of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock which may be issued by the Company.

AUTHORIZATION OF SHARES OF PREFERRED STOCK

         The proposed amendment to the Articles of Incorporation also would establish the right of the Company to issue up to 10,000,000 shares of Preferred Stock. The authorization of Preferred Stock has been recommended by the Board of Directors to ensure that an adequate supply of authorized, unissued shares of Preferred Stock is available for general corporate purposes. The Board believes that the complexity of modern business financing and other transactions requires greater flexibility in the Company's capital structure than now exists. The authorization of Preferred Stock, which does not currently exist in the Articles of Incorporation, together with the increase in authorized shares of Common Stock described above, will increase the Company's financial flexibility. There currently are no plans, agreements, understandings or arrangements for the issuance of any Preferred Stock. The Company currently has no outstanding shares of Preferred Stock.

         If approved, the shares of Preferred Stock could be issued by the Company from time to time in one or more classes or series. Under the amendment, the Board of Directors is authorized to determine and fix the characteristics or features of the shares of each such class or series, including without limitation: the designation of each class or series; the number of shares of each class or series; the dividend rate or amount, if any; the dates at which dividends, if declared, would be payable, and the dates from which dividends would be cumulative, if at all; the redemption price or prices or the terms and conditions of redemption, if any; the amounts payable and the priorities of shares, if any, upon liquidation, dissolution, or winding up of the Company; the rights and preferences, if any, over or otherwise in relation to other classes or series of capital stock of the Company and among classes and series of Preferred Stock as to dividends and amounts payable upon liquidation, dissolution or winding up of the Company; the conversion and exchange rights, if any; voting rights, if any, the number of votes per share, and the number of votes, if any, in excess of a majority required for specified corporate action; and any other preferences, relative rights, or limitations that may be determined by the Board of Directors.

         Under the amendment, the Board of Directors would be authorized to issue Preferred Stock and to determine and fix the designations, preferences, relative rights, and limitations of each class or series of Preferred Stock prior to issuance, without additional shareholder approval. Thus, the proposed amendment would provide new authority to the Board with regard to the issuance of Preferred Stock which does not currently exist.

ANTI-TAKEOVER CONSIDERATIONS

         The increase in the authorized shares of Common Stock and the authorization of Preferred Stock, as set forth in the proposed amendment to the Articles of Incorporation, may have certain anti-takeover effects. For example, although the Company has no present intent to take such action, the issuance of additional shares by the Company could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company or could make it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. The existence of the additional authorized shares of Common Stock and the authorization of Preferred Stock could have the effect of discouraging unsolicited takeover attempts. Such shares could be issued to a purchaser who might cooperate with the Board of Directors in opposing an attempt by a third party to gain control of the Company. The Board of Directors could issue shares of Preferred Stock that may, depending on the terms of the class or series as determined by the Board, make more difficult or discourage an attempt to obtain control of the Company through a merger, tender offer, proxy contest or other means. Because the proposed amendment may have anti-takeover effects, such a provision may have an adverse impact on a shareholder who may want to participate in certain transactions which are opposed by the Board of Directors and may benefit management.

         The Board of Directors believes that the proposed amendment is beneficial to the Company and its shareholders. The increase in the authorized shares of Common Stock provide the Company with the ability to consummate the proposed offering which management believes will improve the Company's financial condition and allow it to position itself for future growth. The amendment would also provide the Company with flexibility to consider additional possible financing transactions and for other corporate purposes. To the extent that the proposed amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board, enabling the Board to consider the transaction in a nondisruptive environment and to act on a proposed transaction in a manner that is in the best interests of the shareholders.

         The Company is not aware of any present effort by any person to obtain control of the Company. There currently are no plans, agreements, understandings or arrangements for the issuance of additional shares of Common Stock, except as described herein, or to issue any Preferred Stock. The Board does not intend to issue any Common Stock or Preferred Stock to be authorized under the proposed amendment except upon terms that the Board deems to be in the best interests of the Company and its shareholders. The Company has no present plans to adopt any additional provisions which may have anti-takeover effects and the proposed amendment is not part of a plan to adopt a series of such provisions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE
AMENDMENT.


                             INDEPENDENT ACCOUNTANTS

         The accounting firm of Cherry, Bekaert & Holland, L.L.P. was the Company's independent accountants for 1997. Cherry, Bekaert & Holland's services to the Company for 1997 included the audit of the Company's annual consolidated financial statements, reviews of certain of the Company's income tax returns and consultation on various accounting, tax, securities and other matters. The Company has not yet selected its independent accountants for 1998 since it intends, as soon as practicable as an ordinary business practice, to solicit competitive bids from independent accountants, including Cherry, Bekaert & Holland, L.L.P., to serve as the Company's independent accountants in 1998. A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the 1998 Annual Meeting, to have the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions.


                     SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                               1999 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the 1999 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's proxy statement and form of proxy relating to that meeting must be sent to the Company's principal executive office, marked to the attention of the Secretary of the Company and received by the Company at such offices on or before December 7, 1998. The determination by the Company of whether it will oppose inclusion of any proposal in its proxy statement and form of proxy will be made on a case-by-case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after December 7, 1998 will not be considered for inclusion in the Company's proxy materials for its 1999 Annual Meeting.


                                  MISCELLANEOUS

         The Annual Report of the Company for the year ended December 31, 1997, which includes financial statements audited and reported upon by the Company's independent auditor, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of this Proxy Statement or a solicitation of proxies.

         THE FORM 10-KSB FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: FNB FINANCIAL SERVICES CORPORATION, POST OFFICE BOX 2037, REIDSVILLE, NORTH CAROLINA 27320-2037,
ATTENTION: ROBERT F. ALBRIGHT (336-342-3346).


                              By Order of the Board of Directors


                              Willard B. Apple, Jr.
                              Chairman of the Board

March 17, 1998

                                   APPENDIX I

         RESOLVED, that Paragraph 4 of the Articles of Incorporation of the Corporation should be amended and restated to read in full as follows:

                           "4. A. Classes of Stock. The corporation is
                  authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of capital stock that the corporation shall have authority to issue is fifty million (50,000,000). The total number of shares of Common Stock the corporation shall have authority to issue is forty million (40,000,000) shares, par value $1.00 per share. The total number of shares of Preferred Stock the corporation shall have authority to issue is ten million (10,000,000) shares, no par value.

                           B. Rights, Preferences and Restrictions of Preferred
                  Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more classes or series, the shares of each such class or series to have such designations, preferences, relative rights, powers, including voting powers, and par value, if any (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors of the corporation. Authority is expressly granted to the Board of Directors, subject to the provisions hereof and to any limitations provided under the North Carolina Business Corporation Act, to authorize the issuance of one or more classes, or one or more series within a class, of Preferred Stock, and with respect to each such class or series to determine and fix by resolution or resolutions the designations, preferences, relative rights, powers, including voting powers, full or limited, or no voting power, and the par value, if any, of such shares, or the qualifications, limitations or restrictions of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority under Section 55-6-02 of the North Carolina General Statutes."

; and further

         RESOLVED, that the proper officers of the Corporation are hereby authorized and directed, after shareholder approval of the proposed amendment to the Corporation's Articles of Incorporation, to execute, under its corporate seal, Articles of Amendment and Restatement and to file such Articles of Amendment and Restatement with the North Carolina Secretary of State; and further

         RESOLVED, that the Board of Directors of the Corporation may, notwithstanding approval by the shareholders of the Corporation, at any time prior to the filing of the Articles of Amendment and Restatement with the North Carolina Secretary of State, terminate the proposed amendment and all transactions contemplated by or incident thereto.

REVOCABLE PROXY

                       FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 14, 1998
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ernest J. Sewell and Robert F. Albright, or either of them, proxies with full power of substitution to vote all shares of FNB Financial Services Corporation standing in the name of the undersigned at the above Annual Meeting of Shareholders, and any adjournment or postponement thereof.

1.       Election of Board of Directors:

         With ____    Without ____ (mark one) authority to vote for the three
         nominees listed below:

             Willard B. Apple, Jr., O. Eddie Green, Clifton G. Payne

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE OR NOMINEES, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

------------------------------------------------------------------------------

2. To approve the Amendment to FNB Financial Services Corporation's Articles of Incorporation, as amended, to (i) increase the number of shares of authorized Common Stock from 3,000,000 to 40,000,000 and (ii) authorize 10,000,000 shares of Preferred Stock which may be issued from time to time in one or more classes or series.

                    FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

         By signing the proxy, a shareholder will be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. The Company has no current plans to adjourn the meeting, but would attempt to do so if the Company believes that adjournment would promote shareholder interests.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report to Shareholders.

Dated:                      , 1998
       ---------------------        ---------------------------------------
                                    SIGNATURE OF SHAREHOLDER

When signing as Attorney-in-Fact,
Executor, Administrator, Trustee or
Guardian, please give full title. If
more than one Trustee, all should
sign. All joint owners must sign. If
a corporation, please sign in full
corporate name by any authorized
officer.

                                    ---------------------------------------
                                    SIGNATURE OF SHAREHOLDER